UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BankGuam Holding Company

(Name of registrant as specified in its charter)

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Tel. 472-5273

PRESS RELEASE

BankGuam Holding Company Announces Annual

Meeting May 18, 2020

May 8, 2020, Hagatna, Guam - BankGuam Holding Company (BKGM) today announced that in order to support the health and well-being of its shareholders, directors, officers and employees in light of the public health impact of the COVID-19 outbreak, there will be no in-person shareholder attendance at its Annual Meeting of Shareholders scheduled for Monday, May 18, 2020 at 7:00 p.m. Chamorro Standard Time. Instead, interested shareholders will be able to listen to the Annual Meeting live by following the instructions below.

Shareholders of record as of the close of business on March 24, 2020, the record date for the Annual Meeting, can obtain instructions to listen to the Annual Meeting by calling the Bank of Guam Trust Department during business hours the week of May 11, 2020 through May 15, 2020, at 671-472-5743. The Bank of Guam Trust Department will verify share ownership as of the record date by asking for the shareholder’s Computershare Account Number included with the proxy materials for the Annual Meeting. Please have your Computershare Account Number available prior to calling the Trust Department.

There will be no video nor chat function available for shareholders who call in to listen to the Annual Meeting. Shareholders may submit questions prior to the meeting by emailing them to shareholderquestions@bankofguam.com; no questions will be taken during the meeting.

Shareholders are urged to vote and submit their proxy in advance of the meeting whether or not they are planning to participate in the Annual Meeting at www.envisionreports.com/BKGM by entering the control number indicated on the Shareholder Meeting Notice or any voting instruction form. Additional information regarding the Shareholders Meeting is available in proxy materials filed with the SEC at www.envisionreports.com/BKGM.

It is BankGuam Holding Company’s intent to return to in-person shareholder meetings once the COVID-19 outbreak passes.

CONTACT:	BankGuam Holding Company Maria Eugenia H. Leon Guerrero, Executive Vice President & Chief Operating Officer (671) 472-5273